Exhibit 99.1

News Release
Weatherford Announces Pricing of $600 Million of Senior Notes
HOUSTON, August 2, 2006 — Weatherford International Ltd. (NYSE: WFT) announced that it has priced $600 million aggregate principal amount of 6.50% Senior Notes due August 1, 2036. Weatherford intends to use the net proceeds from the offering to reduce outstanding short-term commercial paper borrowings.
Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as joint book-running managers on the transaction.
Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state or jurisdiction. A copy of the written prospectus pertaining to the offering may be obtained from any of the joint book running managers by directing a request for the same to Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001; Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014; Attention: Prospectus Department; or UBS Securities LLC, Attn: Fixed Income Syndicate, 677 Washington Boulevard, Stamford, Connecticut 06901. Alternatively, the prospectus may be obtained by visiting EDGAR on the SEC Web site at www.sec.gov.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 30,200 people worldwide.
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Contact:	Lisa W. Rodriguez	(713) 693-4746
Chief Financial Officer

	Andrew P. Becnel	(713) 693-4136
Vice President — Finance
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.